EXHIBIT 99.2

ADTRAN, INC.
(In thousands)

Product Revenues:	Q1 2009	Q1 2008
Carrier Systems	$42,729	$51,202
Business Networking	20,012	20,986
Loop Access	47,623	47,697
	$110,364	$119,885

Subcategories included in above:
Broadband Access (included in Carrier Systems)	$22,219	$28,602
Optical Access (included in Carrier Systems)	10,652	11,166
Internetworking (Netvanta & Multi-service Access Gateways) (included in Business Networking)	15,315	14,913
Growth Products	48,186	54,681
Percentage of Total Revenue	44%	46%

HDSL (does not include T1) (included in Loop Access)	42,921	41,950
Other products	19,257	23,254
Traditional Products	62,178	65,204
Percentage of Total Revenue	56%	54%

	$110,364	$119,885

Segment Revenues:
Carrier Networks	$87,084	$94,472
Enterprise Networks	23,280	25,413
	$110,364	$119,885

Sales by Geographic Region:
United States	$103,418	$113,439
International	6,946	6,446
	$110,364	$119,885